Exhibit 23.1





                      Consent of Independent Accountants



We consent to the incorporation by reference in the registration statements of Colonial Properties Trust on Form S-8 related to certain restricted shares and stock options filed on September 29, 1994; Form S-8 related to the Non-Employee Trustee Share Plan filed on May 15, 1997; Form S-8 related to the Employee Share Purchase Plan filed on May 15, 1997; Form S-8 related to changes to First Amended and Restated Employee Share Option and Restricted Share Plan and the Non-Employee Trustee Share Option Plan filed on May 15, 1997; Form S-3 related to the Shelf Registration filed on November 20, 1997; Form S-3 related to the Dividend Reinvestment Plan filed on April 11, 1995, as amended; and Form S-8 related to the registration of common shares issuable under the Colonial Properties Trust 401(K)/Profit-Sharing Plan filed on October 15, 1996, of our report dated July 6, 1998 on our audit of the Historical Summary of Revenues and Direct Operating Expenses of Perimeter Corporate Park; and our report dated July 2, 1998 on our audit of the Historical Summary of Revenues and Direct Operating Expenses of the Tampa Property, which reports are included in this Form 8-K.



                                           /s/ PricewaterhouseCoopers LLP
                                              PRICEWATERHOUSECOOPERS LLP

Birmingham, Alabama
July 7, 1998














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